UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2011

(Exact name of registrant as specified in its charter)

Nevada	000-52051	87-0579824
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

The Mint Leasing, Inc.
323 N. Loop West
Houston, Texas 77008
 (Address of principal executive offices)

(713) 665-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On or around January 6, 2009, Mint Leasing, Inc. (the “Company,” “Mint Leasing,” “we,” and “us”) entered into a renewal of its $33,000,000 revolving credit facility with Sterling Bank of Houston, Texas (“Sterling Bank”) that matured on October 2, 2009.  On or around October 27, 2009, the Company entered into a Modification, Renewal and Extension Agreement and an Amended and Restated Loan Agreement in connection with the revolving credit facility (the “Renewal”).  On or around July 30, 2010, we entered into a Modification Agreement with Sterling Bank; on December 14, 2010, and effective November 10, 2010, we entered into an additional Modification Agreement with Sterling Bank (the “Modification”), on April 13, 2011, and effective as of March 10, 2011, the Company entered into an additional Modification Agreement with Sterling Bank (the "March 2011 Modification"), and on October 27, 2011 and effective September 10, 2011, the Company entered into an additional Modification Agreement with Sterling Bank (the “September 2011 Modification”), in each case to modify and amend the Renewal.

The September 2011 Modification, similar to the Modification and March 2011 Modification modified and amended our required borrowing base and minimum net worth requirements under the Renewal, which factor into whether we are in compliance with the terms and conditions of and/or in default of the terms of the Renewal.

The outstanding amount of the Renewal at the time of the parties' entry into the September 2011 Modification was $21,846,701, and the September 2011 Modification amended the Renewal to reflect such current balance outstanding, and to provide that such outstanding balance would be repaid in monthly installments of $260,000 of principal, plus accrued interest, due on the tenth (10th) of each month beginning October 10, 2011 and continuing until December 31, 2011, with a balloon payment of the remaining amount of the outstanding principal and interest due on such Renewal payable on December 31, 2011 (subject to the Pre-Payment Right described below).  Additionally, each month, we are required to pay Sterling Bank, in addition to the monthly payments, a prepayment of principal equal to the amount of all proceeds from the sale of our vehicles which have not already been paid to Sterling Bank as a result of the monthly payment.

The September 2011 Modification did not otherwise materially amend or modify the terms of the Renewal, which evidences a Secured Note Payable (the "Note Payable"); except that it increased the interest rate of the Note Payable to the prime rate plus 2.5%, compared to the prime rate plus 2% (as was previously provided under the terms of the Note Payable), in each case subject to a floor of 6%. The repayment of the credit facility is secured by a security interest over substantially all of our assets and leases, and the personal guaranty of our Chief Executive Officer and sole Director, Jerry Parish.

The credit facility also requires us to comply with certain affirmative and negative covenants customary for restricted indebtedness in addition to those requirements added to the credit facility in connection with the September 2011 Modification, including covenants requiring that our statements, representations and warranties made in the credit facility and related documents are correct and accurate; and that Jerry Parish, our Chief Executive Officer and sole Director cannot fail to own less than 50% of the ownership of the Company.

Sterling Bank also agreed pursuant to the terms of the September 2011 Modification that we could prepay and satisfy the entire outstanding amount of the Note Payable if we are able to pay Sterling Bank an aggregate of $17,500,000 by December 31, 2011 (the “Pre-Payment Right”).

Under the terms of the renewals of the Note Payable, including the September 2011 Renewal, the Company has been and will continue to be unable to borrow any new funds under the credit facility.

We anticipate working with Sterling Bank to further extend such debt and/or seeking third party financing to replace such Sterling Bank debt prior to the due date of such Renewal.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description of Exhibit

10.1*	Installment Note and Modification Agreement with Sterling Bank (Effective September 10, 2011)

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MINT LEASING, INC.

Date: October 31, 2011	By: /s/ Jerry Parish
Jerry Parish President & CEO